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                                                                     Exhibit 4.3

                      FORM OF RIGHTS AGENCY AGREEMENT


      RIGHTS AGENCY AGREEMENT (the "Agreement"), dated as of August ____, 2000, between Pearson plc (the "Company"), organized under the laws of England and Wales, and THE BANK OF NEW YORK, a New York banking corporation (the "Bank").

      WHEREAS, the Company is issuing to holders of its Ordinary Shares transferable Rights to subscribe for New Shares and is extending the Offering to holders of ADRs by issuing to such holders ADS Rights to subscribe for New ADSs on a corresponding basis; and

      WHEREAS, the Company and the Bank are parties to the Deposit Agreement, which provides in Section 4.04 thereof, INTER ALIA, for the distribution of rights to holders of ADRs at the request of the Company and upon compliance with applicable laws; and

      WHEREAS, the Company has requested that the ADS Subscription Agent make rights available to holders of ADRs in connection with the Offering and has taken all necessary action to register the offered securities under the Securities Act and to otherwise comply with applicable laws; and

      WHEREAS the Company has requested that the Bank act as ADS Subscription Agent in connection with the Offering of New ADSs, and the Bank is willing to accept such appointment, upon the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Company and the Bank hereby agree as follows:


                 ARTICLE I -- APPOINTMENT OF THE RIGHTS AGENT


      The Company hereby appoints the Bank as the ADS subscription agent (the "ADS Subscription Agent") in connection with the ADS Offering in accordance with the terms and conditions of this Agreement and the Bank hereby accepts such appointment and agrees to be bound by the terms and conditions of this Agreement upon execution of this Agreement.


                            ARTICLE II -- DEFINITIONS


      As used herein, the following terms shall have the meanings herein specified and shall include in the singular number the plural and in the plural number the singular:

      ADRS shall mean American Depositary Receipts evidencing the ADSs.

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      ADS OFFERING shall mean the offer by the Company of the New ADSs to the holders of ADRs on the register of the Depositary on the Record Date.

      ADS RIGHTS shall have the meaning ascribed thereto in Article 3 hereof.

      ADSs shall mean American Depositary Shares, each representing one Ordinary Share.

      AGREEMENT shall mean this Rights Agency Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

      BANK shall have the meaning ascribed thereto in the introductory statement hereof.

      COMMISSION  shall  mean  the  United  States   Securities  and  Exchange
Commission.

      COMPANY shall have the meaning ascribed thereto in the introductory statement hereof.

      DEPOSIT AGREEMENT shall mean the Deposit Agreement dated as of August 7, 2000, among the Company, the Bank, as Depositary, and all owners and holders from time to time of ADRs issued thereunder.

      DEPOSITARY shall mean the Bank, as Depositary under the Deposit Agreement.

      DOLLAR SUBSCRIPTION PRICE shall mean $16.50, the U.S. dollar price at which holders of ADRs may subscribe for New ADSs and the UK SDRT pursuant to the ADS Offering, as specified in the Warrants and the Prospectus.

      EFFECTIVE DATE shall mean the date on which the Registration Statement is declared effective by the Commission.

      EXPIRATION DATE shall mean the date on or prior to which payment of the Subscription Price for New ADSs must be received by the ADS Subscription Agent, being the date on which the Warrants evidencing the ADS Rights will expire, which will be 12:00 noon (New York City time) on August 30, 2000 or such other date as shall be established by agreement between the Company and the ADS Subscription Agent for the expiration of such ADS Rights and Warrants.

      A "HOLDER" of ADRs is the person in whose name an ADR is registered on the books of the Depositary maintained for such purposes.

      NEW ADRS shall mean ADRs to be issued upon the deposit of New Shares pursuant to the Deposit Agreement.

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      NEW ADSs shall have the meaning ascribed thereto in Article 3 hereof.

      NEW SHARES shall mean 170,528,278 provisionally allotted Ordinary
Shares being offered for subscription by the Company pursuant to the Offering.

      OFFERING shall mean the offer by the Company of New Shares by way of Rights to holders of Ordinary Shares, including the Depositary on behalf of holders of ADRs, on the register of the Company at the close of business in London on July 28, 2000.

      ORDINARY SHARES shall mean the Company's Ordinary Shares of 25 pence each.

      PAL shall mean a (transferable) provisional allotment letter evidencing Rights, a specimen of which is annexed hereto as Exhibit A-1.

      PROSPECTUS shall mean the final prospectus in the form filed with the Commission under the Securities Act of 1933 as it may be amended or supplemented from time to time.

      RECORD DATE shall mean the date for determination of the holders of ADRs entitled to receive ADS Rights, which will be 5:00 p.m. (New York City time) on July 28, 2000 or such later date as shall be established by agreement between the Company and the ADS Subscription Agent for determination of the holders of ADRs entitled to receive ADS Rights and Warrants in respect thereof.

      REGISTRATION STATEMENT shall mean the Registration Statement on Form F-1 in respect of the New Shares, the Rights and the ADS Rights, including all exhibits thereto as amended at the time such registration statement becomes effective under the Securities Act of 1933 and as it may be amended or supplemented from time to time.

      RIGHTS shall mean transferable rights to subscribe for the New Shares, on the basis of 3 New Shares for every 11 Ordinary Shares held of record, which Rights are being offered pursuant to the Offering.

      STERLING SUBSCRIPTION PRICE shall mean (pound)10, the pounds sterling price at which holders of Ordinary Shares may subscribe for New Shares pursuant to the Offering, as specified in the PAL and the Prospectus.

      WARRANT shall mean a transferable warrant evidencing ADS Rights, a specimen of which is annexed hereto as Exhibit A-2.


                           ARTICLE III -- ADS OFFERING


            1. The Company will offer to the holders of ADRs transferable rights (the "ADS Rights") to subscribe for new ADSs (the "New ADSs") at the Dollar Subscription

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Price (as it may be adjusted), on the basis of 3 New ADSs for every 11 ADSs held of record on the Depositary's register on the Record Date. The ADS Offering will be made to the holders of ADRs who are on the register of the Depositary on the Record Date by means of the Prospectus to be mailed to such holders, and will expire on the Expiration Date. The ADS Rights will be evidenced by the Warrants.

            2. After the establishment of the Record Date, the ADS Subscription Agent will determine the number of ADS Rights to which each holder of record of ADRs on the Record Date is entitled. For every 11 ADSs held of record on the Record Date the holder thereof shall receive 3 ADS Rights.


               ARTICLE IV -- DELIVERY OF RIGHTS OFFER MATERIAL


            1. As soon as practicable following the Effective Date, (i) the Company or its agents will advise the ADS Subscription Agent by telephone (and confirm in writing) that the Registration Statement has been declared effective by the Commission, (ii) the Company will deliver copies of the Prospectus to the ADS Subscription Agent, (iii) U.S. counsel for the Company, will deliver to the ADS Subscription Agent two original copies of its opinion to the effect that (A) the Registration Statement has been declared effective under the Securities Act of 1933 and (B) this Agreement has been duly authorized, executed and delivered and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforceability of creditors' rights generally and by general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, which opinion may rely as to matters of English law on the opinion of the Company's English counsel and (iv) English solicitors to the Company will deliver to the ADS Subscription Agent two original copies of its opinion to the effect that the New Shares, when subscribed and issued, will be fully paid.

            2. The Company will deliver to the ADS Subscription Agent sufficient copies of the Prospectus, the Letter of Instruction, and the form of Warrant, (including instructions as to the use thereof and, on the reverse thereof, a substitute Form W-9), Guidelines for Certification of Taxpayer Identification Number of Substitute Form W-9 (the "Guidelines").

            3. The ADS Subscription Agent shall send to each holder (other than holders having an address outside of the U.S.) as of the Record Date (i) a Prospectus, (ii) a Letter of Instruction, (iii) a Warrant evidencing the ADS Rights to which such holder is entitled pursuant to the ADS Offering, and
(iv) a return envelope

                                       4
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addressed to the ADS Subscription Agent for use by such holder (such material, collectively, the "Rights Offer Material").

            4. In the event that the Rights Offer Material is mailed to the address of a holder on the books of the Depositary and is returned to the ADS Subscription Agent for any reason and a proper delivery thereof cannot be effected to a holder, the ADS Subscription Agent shall hold such Rights Offer Material and the related holder's right to purchase ADSs under the ADS Offering will be treated as unexercised. The ADS Subscription Agent shall supply the Company with such information as the Company may request with respect to any Rights Offer Material that cannot be delivered to a holder.

            5. In the event that, prior to the Expiration Date, any holder notifies the ADS Subscription Agent that the Rights Offer Material to which such holder is entitled has not been delivered, or has been lost, stolen or destroyed, the ADS Subscription Agent will furnish to such holder a copy of the Rights Offer Material. The Company agrees to supply the ADS Subscription Agent with sufficient copies of the Rights Offer Materials for such purposes.


            ARTICLE V  --  ACCEPTANCE OF SUBSCRIPTIONS


            1. The ADS Subscription Agent is hereby authorized and directed to receive subscriptions for ADSs on behalf of the Company beginning on the Effective Date and ending on the Expiration Date (the "Subscription Period"). Any funds that the ADS Subscription Agent receives during the Subscription Period from holders in respect of payments for ADSs shall be deposited in a non-interest bearing account that the ADS Subscription Agent designates solely for such purpose (the "Deposit Account") and such funds shall remain in the Deposit Account until they are distributed to the Company in accordance with
Article IX hereof.

            2. The Company hereby authorizes and directs the ADS Subscription Agent to accept subscriptions for New ADSs on behalf of the Company upon the proper completion and execution of Warrants in accordance with the terms thereof and hereof. The Company further authorizes the ADS Subscription Agent to refuse to accept, in its discretion, any improperly completed or unexecuted Warrant.

            3. Notwithstanding the foregoing, without further authorization from the Company, except where otherwise specified or as otherwise notified in writing by the Company prior to the Expiration Date, the following Warrants shall be deemed to be properly completed:

            (a) any subscription with respect to which a holder has failed to execute a Warrant in the manner provided by the terms thereof, provided that (1) the holder has

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indicated on such Warrant or by written communication, the manner in which the holder wishes to subscribe and (2) proper payment has been made by such holder;

            (b) any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the holder, provided that (1) the Warrant submitted therewith has been duly executed by the holder, (2) the holder is the holder to which such Warrant relates, (3) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank of New York - A/C Pearson plc and is otherwise in order, and (4) there is no evidence actually known to the ADS Subscription Agent indicating that such check was delivered to the holder by the drawer thereof for any purpose other than the payment of the accompanying subscription;

            (c) any subscription by a custodian on behalf of a minor which is accompanied by a check drawn by an individual (and not by a corporation, partnership or fiduciary) other than the holder, if the provisos set forth in clause (b) above are satisfied; or

            (d) any subscription by an individual (and not by a corporation, partnership or fiduciary) which is accompanied by a check drawn by a corporation, partnership or fiduciary other than the holder, if the provisos set forth in clause (b) above are satisfied.

            4. The ADS Subscription Agent is hereby authorized to accept subscriptions for ADSs on behalf of the Company (i) on the Expiration Date, (ii) after determining the total number of ADSs that an owner is entitled to purchase in the ADS Offering, pursuant to Article 3 hereof, and (iii) upon the proper completion and execution of the Warrant, in accordance with the terms thereof and hereof.

            5. The ADS Subscription Agent is hereby authorized to accept subscriptions for ADSs on behalf of the Company if, on or before the Expiration Date (i) the ADS Subscription Agent has received payment in full of the Dollar Subscription Price, plus the UK SDRT and a completed "Notice of Guaranteed Delivery" in the form provided by the ADS Subscription Agent, and
(ii) the ADS Subscription Agent has received a properly executed warrant by 12:00 noon (New York City time) on August 30, 2000.

            6. The ADS Subscription Agent is authorized to waive proof of authority to sign (including the right to waive signatures of co-fiduciaries and proof of appointment or authority of any fiduciary or other person acting in a representative capacity) in connection with any subscription with respect to which:

            (a) the ADSs to which the Warrant relates are registered in the name of an executor, administrator, trustee, custodian for a minor or other fiduciary and has been executed by such registered holder provided that the ADSs purchased are to be issued in the name of such holder;

            (b) the ADSs to which the Warrant relates are registered in the name of a corporation and the Warrant has been executed by an officer of such corporation, provided that the ADSs purchased are to be issued in the name of such corporation;



            (c) the Warrant has been executed by a bank, trust company or broker as

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agent for the holder to which such Warrant relates, provided that the ADSs purchased are to be issued in the name of such holder; or

            (d) the ADSs to which such Warrant relates are registered in the name of a decedent and the Warrant has been executed by a person who purports to act as the executor or administrator of such decedent's estate, provided that
(1) the ADSs are to be issued in the name of such person as executor or administrator of such decedent's estate, (2) the check tendered in payment of such subscription is drawn for the proper amount and to the order of The Bank Of New York and is otherwise in order, and (3) there is no evidence actually known to the ADS Subscription Agent indicating that such person is not the duly authorized representative which such person purports to be.

            7. The ADS Subscription Agent is hereby authorized to waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any ADS Right.


                        ARTICLE VI -- EXCHANGE PROCEDURES


            1. At any time prior to 5:00 p.m. (New York City time) on August 25, 2000, a Warrant representing ADS Rights may be surrendered by the holder thereof to the ADS Subscription Agent at its New York office and the ADS Subscription Agent will, if so requested in writing, cause to be delivered to the holder or its assignee at the London office of The Bank of New York at One Canada Square, London, E14 5AL, a PAL representing Rights to subscribe for the appropriate number of New Shares at the Sterling Subscription Price therefor specified in the Prospectus.

            2. At any time prior to 3:00p.m. (London time) on August 25, 2000, a PAL representing Rights to any amount of New Shares may be surrendered by the holder thereof duly renounced to the ADS Subscription Agent at its New York or London office and the ADS Subscription Agent will, if so requested in writing, deliver to such holder (or his assignee) at its New York office, as soon as practicable, a Warrant representing ADS Rights in an amount sufficient to subscribe for the appropriate number of New ADSs covered by such PAL.

            3. A holder depositing a Warrant or PAL pursuant to this exchange facility must pay any taxes or levies (including UK SDRT) associated with the deposit of such Warrant or PAL and the New Shares represented thereby and the issuance of an ADR or New Shares in respect thereof. A holder depositing a PAL pursuant to the exchange privilege will be liable for 1.5% of the Issue Price per New Shares so deposited to meet any UK SDRT payable as a result of the exercise of the ADS Right obtained thereby.

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                         ARTICLE VII -- SALE OF WARRANTS


            1. Holders may surrender their Warrants prior to 5:00 p.m. (New York City time) on August 24, 2000, in connection with instructions from such holders to sell such Warrants, whether or not in connection with a subscription. The ADS Subscription Agent's obligation to execute orders will be subject to its ability to find buyers. The ADS Subscription Agent will not be liable to any holder of Warrants for its failure to obtain the best market price for any Warrants it sells pursuant to such orders. The ADS Subscription Agent may charge a holder in connection with services rendered for any expenses and commissions of such sale. The ADS Subscription Agent will send to a holder making use of this facility a check for the proceeds of any Warrants sold, net of fees, expenses and commissions.


                 ARTICLE VIII -- REPORTS BY THE RIGHTS AGENT


            1. The ADS Subscription Agent will advise the Company by facsimile transmission (i) on the Effective Date as to the total number of holders and the total number of ADSs outstanding; and (ii) on a daily basis during the Subscription Period as to (1) the total number of subscriptions for ADSs pursuant to the ADS Offering that the ADS Subscription Agent has received (which have been properly completed and executed and for which the correct payment amount was received), and (2) the aggregate amount of funds received by the ADS Subscription Agent in payment of such subscriptions.

            2. Not later than 6:00pm (New York City time) on the Expiration Date, the ADS Subscription Agent will advise the Company by facsimile transmission as to (i) the total number of ADSs subscribed for in the ADS Offering and the total number of Shares represented thereby and (ii) the aggregate amount of funds received by the ADS Subscription Agent in payment of such subscriptions.


      ARTICLE IX -- PAYMENTS; INTEREST ON SUBSCRIPTION PAYMENTS; REFUNDS


            1. Reasonably promptly after the Expiration Date, the Company will deposit the Shares underlying the ADSs with the London office of The Bank of New York, as custodian under the Deposit Agreement and will request that the Depositary confirm such deposit with the ADS Subscription Agent. Once the ADS Subscription Agent receives confirmation that the Shares have been deposited, the ADS Subscription Agent shall tender to the Company the aggregate amount of funds held in the Deposit Account representing the Dollar Subscription Price for the ADSs. The payment shall be made in same day funds by wire transfer, in U.S. dollars to a bank account specified by the Company.

            2. The Dollar Subscription Price to be collected by the ADS Subscription Agent from subscribers shall be $16.50 (representing the dollar equivalent of (pound)10 rounded

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upward to 110% of such rate). In addition to the Dollar Subscription Price, holders must pay the 1.5% UK SDRT. The ADS Subscription Agent, as agent for the Company, will arrange to convert payments made on the basis of the Dollar Subscription Price from U.S. Dollars into pounds sterling for payment to the Company. The ADS Subscription Agent will make the conversion from U.S. Dollars into pounds sterling as soon as practicable after 12:00 noon, New York City time, on August 30, 2000. If the Dollar Subscription Price paid by any subscriber to the ADS Subscription Agent, when so converted into pounds sterling, exceeds the Sterling Subscription Price, the Subscription Agent shall remit the excess in U.S. dollars (without interest) to the subscriber.

            3. If a payment of the Dollar Subscription Price made by a holder of ADS Rights in respect of such holder's subscription, when converted into pounds sterling, is less than the Sterling Subscription Price for the number of New ADSs subscribed for upon exercise of such ADS Rights plus the 1.5% UK SDRT, the ADS Subscription Agent will pay the amount of such deficiency to the Company, notwithstanding the terms of Article XIII(2) hereof. The holder will then be required to pay promptly the amount of such deficiency (including interest and expenses) to the ADS Subscription Agent who will not send any New ADRs evidencing New ADSs subscribed for by a holder prior to the receipt by the ADS Subscription Agent of such payment. If payment of the amount of any deficiency is not received from a subscriber by the ADS Subscription Agent by September 20, 2000, the ADS Subscription Agent may sell such New ADSs subscribed for by such subscriber at a public or private sale, at such place or places and upon such terms as it may deem proper (so long as such sale complies with applicable law), and the ADS Subscription Agent may allocate the net proceeds of such sales for the account of the subscriber upon an averaged or other practicable basis without regard to any distinctions among such subscribers because of exchange restrictions, or otherwise in an amount sufficient to cover such deficiency. In such event, the ADS Subscription Agent will then send the New ADR evidencing the remaining New ADSs to such holder together with a check in the amount of the excess proceeds, if any, from such sale.

                         ARTICLE X -- UNEXERCISED RIGHTS


            1. The ADS Subscription Agent acknowledges and agrees that following the Expiration Date, New Shares provisionally allotted with respect to unexercised ADS Rights may be sold through arrangements with Goldman Sachs International, Cazenove & Co., Goldman, Sachs & Co, and Cazenove Inc. If a premium can be realized after deduction of expenses and commissions of sale over the Subscription Price, the Company shall pay such amounts to the ADS Subscription Agent in pounds Sterling. The ADS Subscription Agent shall convert those proceeds into U.S. dollars at a commercially reasonable rate and remit the amount so received (less any fees, expenses, commissions, and UK SDRT, if any, in U.S. dollars, without interest, to the holders of record of such unexercised ADS Rights as at the close of business on the Expiration Date.

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


                         ARTICLE XI -- ISSUANCE OF ADRS


            1. Following receipt of the Ordinary Shares issued in respect of the New ADSs properly subscribed for pursuant to the ADS Offering, and in accordance with the terms of the Deposit Agreement, the ADS Subscription Agent will deliver, by mail or by book-entry transfer, such certificates as instructed to each holder of ADSs, an ADR evidencing the number of New ADSs for which such holder has subscribed. Each ADR certificate will be registered in the name specified by the holder on such surrendered Warrant.

            2. The ADS Subscription Agent will cause the New ADR certificates to be mailed by first-class mail under a blanket surety bond protecting the ADS Subscription Agent from any loss or liability arising out of the nonreceipt or nondelivery of any such certificate or the replacement thereof. If the market value of securities to be mailed in any one shipment will exceed $1,000,000, such shipment will be sent by registered mail and will be insured separately for the replacement value of its contents.


            ARTICLE XII  -- LIMITATIONS OF DUTIES


            1. The ADS Subscription Agent shall have no duties or obligations other than those specifically set forth herein, including any duties or obligations under any other agreement, and no implied duties or obligations shall be read into this Agreement against the ADS Subscription Agent.

            2. The ADS Subscription Agent makes no, and will not be deemed to have made, any representations with respect to, and shall have no duties, responsibilities or obligations with respect to determining, the validity, sufficiency, value or genuineness of any New Shares, Letter of Instruction, PALs, Warrants or other documents deposited with or delivered to it or any signature or endorsement set forth on or in connection with such documents.

            3. The ADS Subscription Agent shall not be obligated to commence or voluntarily participate in any suit, action or proceeding arising or related to this Agreement.

            4. The ADS Subscription Agent shall not be liable or responsible for any of the statements of fact or recitals contained in this Rights Agency Agreement, the Letter of Instruction, any other Rights Offer Materials, or any other document or security delivered to it in connection with this Agreement, and shall not be required to, and shall not, verify or determine the correctness, validity or accurateness of any such statements or recitals contained therein.

            5. The ADS Subscription Agent may rely upon and comply with, and shall incur no liability for relying upon and complying with, any Letter of Instruction or other Rights Offer Material, certificate, Warrant, instrument, opinion of counsel, notice, letter, telegram, records, or other document or security delivered to it in connection with this Agreement.

            6. The ADS Subscription Agent may consult with legal counsel for the Company or its own counsel (which may be in-house counsel) and rely upon any written opinion of such counsel, and shall have no liability in respect of any action taken, omitted or suffered by the ADS Subscription Agent hereunder in reliance upon, and in accordance with, any such opinion.

            7. The ADS Subscription Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company, and to apply to the Company for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or for any delay in acting while waiting for those instructions. Any application by the ADS Subscription Agent for written instructions from the Company may, at the option of the ADS Subscription Agent, set forth in writing any action proposed to be taken or omitted by the ADS Subscription Agent under this Agreement and the date on/or after which such action shall be taken or such omission shall be effective. The ADS Subscription Agent shall not be liable for any action taken by, or omission of, the ADS Subscription Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date the Company actually receives such application, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the ADS Subscription Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

            8. The ADS Subscription Agent shall escheat any property held by the ADS Subscription Agent in accordance with applicable law.

            9. The ADS Subscription Agent may perform any duties hereunder either directly or by or through its nominees, correspondents, designees, agents, subagents or subcustodians and the ADS Subscription Agent shall not be responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, agent, subagent or subcustodian appointed with due care by it hereunder. In no event shall the ADS

                                       11
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Subscription Agent be liable for the acts or omissions of such other nominees, correspondents, designees, agents, subagents or subcustodians.


              ARTICLE XIII -- COMPENSATION; PAYMENT OF EXPENSES


            1. In consideration for the services to be rendered herein, the Company shall compensate the ADS Subscription Agent in accordance with and pursuant to a written Fee Schedule as may be agreed upon by the Company and the ADS Subscription Agent from time to time, plus the ADS Subscription Agent's reasonable disbursements, charges and out-of-pocket expenses and counsel fees and expenses incurred in connection with the preparation and execution of this Agreement and the services rendered by the ADS Subscription Agent hereunder.

            2. Except as expressly provided otherwise herein, no provision of this Agreement shall require the ADS Subscription Agent to expend or risk the ADS Subscription Agent's own funds or otherwise incur any financial liability in the performance of any of the ADS Subscription Agent's duties hereunder or in the exercise of the ADS Subscription Agent's rights.


                      ARTICLE XIV -- TERMINATION OF AGENCY


            1. Unless terminated earlier by the parties hereto, this Agreement shall terminate thirty (30) days after the Expiration Date (the "Termination Date"). On the business day following the Termination Date, the ADS Subscription Agent shall deliver to the Company any Offering entitlements, if any, held by the ADS Subscription Agent under this Agreement. The ADS Subscription Agent's right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Article XIII above and the indemnification provisions of Article XV below shall survive the termination of this Agreement.


            ARTICLE XV - LIMITATION OF LIABILITY; INDEMNIFICATION


            1. The ADS Subscription Agent shall not be liable for any Losses (as defined below) or action taken or omitted or for any loss or injury resulting from its actions or performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part, in which case it shall be liable for only those Losses caused by such gross negligence or willful misconduct. In no event shall the ADS Subscription Agent be liable for
(I) acting in accordance with the instructions from the Company or its counsel or any agent appointed by the Company to act on behalf of the Company, (II) special, consequential or punitive damages, for lost profits or for loss of business, or (III) any Losses due to forces beyond the control of the ADS Subscription Agent, including without limitation, strikes, work stoppages, acts of war or terrorism, insurrection,

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

revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

            2. The Company shall be liable for and shall indemnify hold harmless the ADS Subscription Agent from and against any and all claims, losses, liabilities, damages, expenses or judgments (including reasonable attorneys' fees and expenses) (collectively referred to herein as "LOSSES") howsoever arising from or in connection with this Agreement or the performance of the ADS Subscription Agent's duties hereunder, the enforcement of this Agreement and disputes between the parties hereto; PROVIDED, HOWEVER, that nothing contained herein shall require that the ADS Subscription Agent be indemnified for the liability it has accepted under the preceding paragraph.


                          ARTICLE XVI -- MISCELLANEOUS


            1. NOTICES. All reports, notices and other communications required or permitted to be given hereunder shall be addressed to the following on behalf of the respective parties hereto and delivered by hand, by courier or by first-class mail, postage prepaid, or by telecopy promptly confirmed in writing, as follows or to such other address as may be specified in writing form time to time:

            To the Company:

                Pearson plc
                3 Burlington Gardens
                London, England  W1X 1LE
                Attn: General Counsel

            With a copy to:

                Morgan, Lewis & Bockius LLP
                101 Park Avenue
                New York, New York 10178
                Attn: Charles Engros, Esq.


            To the ADS Subscription Agent:

                The Bank of New York
                Reorganization Administration
                101 Barclay Street - 12W
                New York, NY  10286
                Attn:  Kelly Gallagher

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

                Facsimile: (212) 815-6411

            2. CONFIDENTIALITY. All information as to the Offering shall be held by the ADS Subscription Agent and its officers, employees, representatives and agents in strict confidence and shall be disclosed only as required by law, regulation or any judicial, regulatory or administrative authority, including, for the avoidance of doubt, any banking or regulatory agency with jurisdiction over the ADS Subscription Agent.

            3. ASSIGNMENT. Neither the ADS Subscription Agent nor the Company shall assign this Agreement without first obtaining the written consent of the other party hereto.

            4. HEADINGS. The Article and Paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

            5. ENTIRE AGREEMENT; AMENDMENT. This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto. References to any other document or agreement shall not incorporate by reference such other document or agreement into this Agreement and shall not impose any duties or responsibilities, obligations or liabilities on the ADS Subscription Agent under such other document or agreement. Except as otherwise specifically provided herein, this Agreement may be amended only by an instrument in writing duly executed by both parties hereto.

            6. GOVERNING LAW; JURISDICTION; CERTAIN WAIVERS.(a) This Agreement shall be interpreted and construed in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. All actions and proceedings brought by the ADS Subscription Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. Company hereby submits to the personal jurisdiction of such courts; hereby waives personal service of process and consents that any such service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder; and hereby waives the right to a trial by jury in any action or proceeding with the ADS Subscription Agent. All actions and proceedings brought by the Company against the ADS Subscription Agent relating to or arising from, directly or indirectly, this Agreement shall be litigated only in courts located within the State of New York.

            (b) The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

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

            7. RIGHTS AND REMEDIES. The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude or inhibit the subsequent exercise of such right or remedy.

            8. REPRESENTATIONS AND WARRANTIES. The Company hereby represents, warrants and covenants that:

            (a) The Company is a company duly organized and validly existing under the laws of England and Wales.

            (b) This Agreement has been duly authorized, executed and delivered on its behalf and constitutes the legal, valid and binding obligation of the Company. The execution, delivery and performance of this Agreement by the Company does not and will not violate any applicable law or regulation and does not require the consent of any governmental or other regulatory body except for such consents and approvals as have been obtained and are in full force and effect. For the avoidance of doubt, all New Shares and New ADSs to be issued and delivered hereunder have been registered with the Securities and Exchange Commission and all transactions contemplated by this Agreement are in compliance with, and not in violation of, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

            9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            10. NO THIRD PARTY BENEFICIARIES. This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.


                                       15
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      IN WITNESS WHEREOF, PEARSON PLC and THE BANK OF NEW YORK have duly executed this agreement as of the day and year first set forth above.


                                          PEARSON PLC

                                          By:
                                              --------------------------------


                                          THE BANK OF NEW YORK,
                                          as the ADS Subscription Agent

                                          By:
                                              --------------------------------


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